Exhibit 10.1

Execution

PROMISSORY NOTE

$273,887	New York, New York

This Promissory Note (“Note”) is being issued pursuant to that certain Stock Purchase Agreement, dated as of April 10, 2015, as amended, among DAVID LEIF GREN, RIO ASSET HOLDINGS, LLC, RIO ASSET HOLDCO, LLC, HAMPSHIRE GROUP, LIMITED, HAMPSHIRE INTERNATIONAL, LLC and RIO GARMENT, S.A. (the “Purchase Agreement”).

1.     Fundamental Provisions. The following terms will be used as defined terms in this Note:

Date of this Note:	As of September 15, 2015

Maker:	RIO GARMENT, S.A., a Sociedad Anónima formed under the laws of Honduras

Holder:	HAMPSHIRE GROUP, LIMITED, a Delaware corporation

Original Principal Amount:	$273,887 United States Currency

Maturity Date:	September 1, 2016

1.     Promise to Pay. For good and valuable consideration, Maker promises to pay to Holder the principal amount of Two Hundred Seventy Three Thousand Eight Hundred Eighty Seven Dollars ($273,887) (collectively, the “Principal Amount”), plus with interest at the interest rate as set forth in Section 3 below (or the Default Interest Rate (as defined below) to the extent applicable). Interest and principal shall be paid as set forth in Section 3 below, and all unpaid interest and principal on this Note shall be due and payable on the Maturity Date, unless earlier payment is required as provided in this Note. Payment shall be in lawful money of the United States via wire transfer to Holder, or such other method as Holder may from time to time designate.

2.     Payment Provisions.

(a)     Principal. The Principal Amount shall be due and payable in twelve (12) equal consecutive monthly installments in the amount of Twenty Two Thousand, Eight Hundred Twenty Three and 92/100 Dollars ($22,823.92) each, plus interest accrued through such date, commencing on October 1, 2015, and continuing on the first day of each month thereafter, and a final installment of all unpaid Principal Amount on the Maturity Date.

(b)     Interest. Interest on the outstanding Principal Amount shall be paid in full monthly as set forth below and the final payment of interest shall be made on the Maturity Date. This Note shall accrue interest on the unpaid Principal Amount thereof for each day this Note is outstanding from and including the date hereof, at a rate per annum equal to Holder’s cost of capital from its senior lender. Holder will: (i) prior to each payment of interest required under this Note, send to Maker a calculation in writing of the interest then due, it being understood that such payment of interest shall be due within ten days following delivery by Holder of such calculation and (ii) promptly inform Maker in writing when it is informed by its senior lender of any change of Holder’s cost of capital. Interest shall be calculated on the basis of a three hundred and sixty-five (365) day year, calculated for the actual number of days elapsed.

(c)     Application of Payments. Payments received will be applied to charges, fees and expenses (including attorneys’ fees), accrued interest and principal in any order Holder may choose, in its sole discretion.

3.     Default Interest. If any scheduled payment of principal and/or interest due under this Note is not received by Holder on the date such payment is due or otherwise paid in kind in accordance with the terms of Section 3 of this Note, the outstanding unpaid Principal Amount shall begin accruing interest at a rate per annum equal to the rate that is then applicable to this Note plus four percent (4%) (the “Default Interest Rate”) until the overdue payment has been made. The Default Interest Rate shall continue to apply whether or not judgment shall be entered on this Note. The Default Interest Rate is imposed in addition to, and not in lieu of, Holder’s exercise of any rights and remedies hereunder or under applicable law, and any fees and expenses of any agents or attorneys which Holder may employ. In addition, the Default Interest Rate reflects the increased credit risk to Holder of carrying a loan that is in default. The Maker agrees that the Default Rate is a reasonable forecast of just compensation for anticipated and actual harm incurred by Holder, and that the actual harm incurred by Holder cannot be estimated with certainty and without difficulty.

4.     Prepayments. This Note may be prepaid at any time in whole or in part before due without prepayment penalty or premium. All partial prepayments or principal shall be applied in inverse order of maturity.

5.     Event of Default. Maker will be in default under this Note if any of the following events occur (each an “Event of Default”):

(a)     Maker fails to pay any principal, interest or and all accrued and unpaid interest on other indebtedness under this Note on the date when due and such failure shall continue for ten (10) days after such payment is due;

(b)     Maker becomes subject to any voluntary or involuntary proceeding involving liquidation, reorganization, bankruptcy, insolvency or any similar proceeding under applicable law; or Maker admits in writing its inability to pay its debts generally as they become due;

(c)     the occurrence of any event of default or any default and the lapse of any notice or cure period, or Maker’s failure to observe or perform any covenant or other agreement, under or contained in this Note, the Purchase Agreement or any other document, agreement or instrument now or in the future entered into in connection therewith or otherwise evidencing or securing any debt, liability or obligation of Maker to Holder; and

(d)     The indebtedness of Maker under any of its loan agreements with any other lender is accelerated pursuant to the terms thereof.

6.     Acceleration. Upon the occurrence and during the continuance of an Event of Default, at the option of Holder, the entire sum of principal, interest, and all other charges due under this Note, shall become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Maker; and Holder shall have all rights, powers and remedies available under this Note, all of which rights, powers and remedies may be exercised at any time by Holder and from time to time after the occurrence and during the continuance of an Event of Default. All rights, powers and remedies of Holder in connection with this Note are cumulative and not exclusive and shall be in addition to any other rights, powers or remedies provided by law or equity. Without limiting the foregoing, if an Event of Default specified in Section 5(b) above shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder shall be immediately due and payable without demand or notice of any kind.

7.     Costs of Collection. Following the occurrence and during the continuance of an Event of Default, Maker agrees to pay all costs of collection when incurred, including reasonable attorneys’ fees, out-of-pocket expenses and any other costs attributable to collection, whether or not suit is filed, and all costs incurred in realizing upon any judgment entered on account of this Note. No extension of the time for the payment of this Note or any installment hereof made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability under this Note of any of the undersigned not a party to such agreement.

8.     No Waiver. No delay or omission of Holder in exercising any right or power arising in connection with any Event of Default shall be construed as a waiver or as an acquiescence therein, nor shall any single or partial exercise thereof preclude any further exercise thereof. Holder may, as its option, in writing, waive any of the conditions herein and no such waiver shall be deemed to be a waiver of Holder’s rights hereunder, but rather shall be deemed to have been made in pursuance of this Note and not in modification thereof. No waiver of any Event of Default shall be construed to be a waiver of or acquiescence in or consent to any preceding or subsequent Event of Default.

9.     Waivers. Maker waives presentment, protest, demand, notice of protest or dishonor of this Note, and any and all other notices or matters of a like nature except as set forth herein, waive all applicable exemption rights, whether under any state constitution, homestead laws or otherwise. No single or partial exercise of, or forbearance from exercising, any power hereunder or under any security agreement or other agreement or instrument securing this Note shall preclude other or further exercises thereof or the exercise of any other power. Neither the granting of any extension of time, nor the acceptance or release of any security for this Note, nor the cancellation, modification or invalidity of any document evidencing or securing this Note, nor any delay or omission on the part of Holder hereof in exercising any right hereunder, shall operate as a waiver of such right or of any other right under this Note to release Maker or any endorser of this Note. The release of any party liable on this Note shall not operate to release any other party liable hereon. The acceptance by Holder hereof of any payment which is less than the payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of any default which may then exist or the right to accelerate at that time or any subsequent time or nullify any prior acceleration without the express prior written consent of Holder hereof. The right to plead any and all statutes of limitations as a defense to any demand on this Note, or any agreement to the same, or any instrument securing this Note, or any and all obligations or liabilities arising out of or in connection with this Note, is expressly waived by Maker and each and every endorser or guarantor, if any, to the fullest extent permitted by law.

10.     Permissible Interest. In no contingency or event whatsoever, by acceleration or otherwise, shall the amount of interest paid or agreed to be paid to Holder, its successors or assigns, for the loan, use, forbearance or detention of money exceed the maximum, if any, permissible under applicable law. If, from any circumstances, Holder, or its successors or assigns, should ever receive as interest an amount that would exceed the highest lawful rate, such amount as would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note and not the payment of interest. This provision shall control every other provision of this Note and all agreements between Maker and Holder, and their respective successors and assigns.

11.     Benefit of Notice; Assignment. Neither Maker nor Holder shall assign or otherwise transfer this Note or any of its rights hereunder, or delegate any of its obligations hereunder, without the prior written consent of the other party, and any prohibited assignment or transfer in violation hereof shall be absolutely void. Subject to the foregoing, this Note and the rights and obligations set forth herein shall inure to the benefit of, and shall be binding upon, Maker and Holder and their respective successors, heirs and assigns.

12.     Choice of Law. This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in that State by residents of that State.

13.     Waiver of Jury Trial. Maker irrevocably waives any and all rights such Maker may have to a trial by jury in any action, proceeding or claim of any nature relating to this Note, any documents executed in connection with this Note or any transaction contemplated in any of such documents. Maker acknowledges that the foregoing waiver is knowing and voluntary.

14.     Severable Provisions. The provisions of this Note are intended by each party to be severable and divisible and the invalidity or unenforceability of a provision or term herein shall not invalidate or render unenforceable the remainder of this Note or any part hereof.

15.     Integration. In the event of a conflict between this Note and the Purchase Agreement, the provisions of this Note will govern.

16.     Notice. Any notice herein required or permitted to be given shall be in writing and delivered in the manner contemplated by Section 10.2 of the Purchase Agreement.

17.     Amendments in Writing,. Any waiver of any term or condition of this Note, or any amendment of supplementation of this Note, shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Note shall not in any way effect, limit or waive Maker’s or Holder’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Note.

 [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Maker has executed this Promissory Note as of the date of this Note.

MAKER:

RIO GARMENT, S.A.

By:	/s/ David Gren
Name:	David Gren
Title	President

HOLDER:

HAMPSHIRE GROUP, LIMITED

By:	/s/ Paul M. Buxbaum
Name:	Paul M. Buxbaum
Title:	CEO

[SIGNATURE PAGE TO PROMISSORY NOTE]